Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): Dana.Ripley@aig.com

William G. Jurgensen to Retire from the AIG Board of Directors

NEW YORK CITY – March 13, 2023 – American International Group, Inc. (NYSE: AIG) today announced that William G. (Jerry) Jurgensen has decided to retire from the AIG Board of Directors and will not stand for re-election at the company’s 2023 Annual Meeting in May.

“On behalf of the Board of Directors, I want to thank Jerry for his service to AIG,” said Peter Zaffino, Chairman & Chief Executive Officer. “Over the last decade, AIG and the Board benefitted from Jerry’s many contributions and insights, and we wish him the very best in the future.”

Mr. Jurgensen is the former Chief Executive Officer of Nationwide Financial Services, Inc., serving in that role from 2000 to 2009. Prior to that, he served as an executive vice president at BankOne Corporation. Mr. Jurgensen has served on the AIG Board of Directors since 2013.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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